Results of November 11, 2004
shareholder meeting
(Unaudited)

A special meeting of shareholders of the trust and of the fund was held on November 11, 2004. At the meeting, each of the
nominees for Trustees was elected with all funds of the trust voting together as a single class, as follows:
      Votes 			Votes
      for 				withheld
Jameson A. Baxter 			2,821,702,713 		1,804,084
Charles B. Curtis 			2,821,685,965 		1,820,832
Myra R. Drucker 			2,821,795,973 		1,710,824
Charles E. Haldeman, Jr. 		2,821,791,277 		1,715,520
John A. Hill 				2,821,712,751 		1,794,046
Ronald J. Jackson 			2,821,725,213 		1,781,584
Paul L. Joskow 				2,821,743,946		1,762,851
Elizabeth T. Kennan 			2,821,709,111 		1,797,686
John H. Mullin, III 			2,821,728,716 		1,778,081
Robert E. Patterson 			2,821,746,869 		1,759,928
George Putnam, III 			2,821,717,761 		1,789,036
A.J.C. Smith* 				2,821,699,481 		1,807,316
W. Thomas Stephens 			2,821,743,102 		1,763,695
Richard B. Worley 			2,821,828,187 		1,678,610

A proposal to amend the trusts Agreement and Declaration of Trust to permit thefund to satisfy redemption requests other than in cash was approved with all funds of the trust voting together as a single class, as follows:

Votes 		Votes
      for 			against 		Abstentions
      2,810,676,404 	1,548,589 		11,281,804

A proposal to amend the funds fundamental investment restriction with respect to diversification of investments to enhance the funds ability to invest in registered investment companies such as Putnam Prime Money Market Fund was approved as follows:
      Votes 		Votes
      For			against 		Abstentions
      5,678,486 		240,896 		1,606,332

A proposal to amend the funds fundamental investment restriction with respect to senior securities to clarify that permitted
securities loans are not prohibited was approved as follows:
      Votes 		Votes
      for 			against 		Abstentions
      5,520,737 		362,267 		1,642,710
All tabulations are rounded to nearest whole number.

* Mr. Smith resigned from the Board of Trustees on January 21,
2005.